Exhibit 99.1

Contact:	George Biechler, 610-774-5997
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101
Fax: 610-774-5281

PPL Electric Utilities Corporation Announces Completion
Of Offer to Repurchase First Mortgage Bonds

     ALLENTOWN, Pa. (April 16, 2004) - PPL Electric Utilities Corporation announced today the completion of its offer to repurchase for cash any and all of its $110 million in principal amount of outstanding First Mortgage Bonds, 6-1/2% Series due 2005.
     The offer commenced at 9 a.m. on Tuesday, April 6, 2004, and expired at 5 p.m., New York City time, on Thursday, April 15, 2004. As of the expiration of the offer, assuming proper settlement of all transactions, PPL Electric Utilities had repurchased approximately $40 million of the bonds.
     The purpose of the offer is to reduce the future interest expense of PPL Electric Utilities.
     Morgan Stanley & Co. Incorporated served as dealer manager for the offer. Innisfree M&A Incorporated served as the information agent for the offer.
     PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), is a regulated public utility that delivers electricity to 1.3 million customers in its service territory in eastern and central Pennsylvania. PPL Electric Utilities also provides electricity supply to retail customers in that territory as a "provider of last resort" under the Pennsylvania Electricity Generation Customer Choice and Competition Act.
     Headquartered in Allentown, Pa., PPL Corporation controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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